 Exhibit 3.1

State of Delaware
Certificate of Incorporation
i- RealtyAuction.com, Inc.

FIRST:  The name of this Delaware corporation is:
i- RealtyAuction.com,  Inc.

SECOND:  The name and address of the Corporation's Registered Agent is:
Corporate Creations Enterprises, Inc.
2530 Channin Drive
Wilmington  DE 19810
New Castle County

THIRD:  The purpose of the Corporation is to conduct or promote any lawful business or purposes.

FOURTH:   The Corporation  shall have the authority to issue 100,000,000 shares of common stock, par value .001 per share.

FIFTH:  The directors shall be protected from personal liability to the fullest  extent permitted  by law.

SIXTH:  The name and address of the incorporator is:
Corporate Creations International Inc.
941 Fourth Street #200
Miami Beach FL 33139

SEVENTH:  This Certificate of Incorporation shall become effective on the date shown below.

Todd A. Hardy
CORPORATE CREATIONS INTERNATIONAL INC.
Todd A. Hardy Vice President

Date: November 22, 1999

Certificate of Amendment
of
Certificate of Incorporation

FIRST:   The Board of  Directors of i - RealtyAuction.com, Inc. adopted the following resolution setting forth a proposed amendment of this corporation's Certificate  of Incorporation:

RESOLVED, that the text of the Article numbered 1 of the Certificate of Incorporation of this Corporation shall be deleted and replaced with the following:

The name of this Delaware corporation is Genesis Realty Group Inc.

SECOND:   Pursuant to the resolution of the Board of Directors, the stockholders of this corporation voted in favor of the amendment at a special  meeting of stockholders at which the necessary number of shares required by statute voted in favor of the amendment.

THIRD:  The amendment set forth in this Certificate of Amendment was duly adopted in  accordance with the provisions of Section 242 of the Delaware General Corporation  Law.

IN  WITNESS  WHEREOF, this Certificate of Amendment has been signed by the undersigned authorized officer of this corporation on the date shown below.

i - RealtyAuction.com, Inc.

By:	/s/ Jamee Kalimi Secretary

Name:	Jamee Kalimi

Title:	Secretary

Date:	8/16/01

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of

Genesis Realty Group Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of  Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.   The resolution setting forth the proposed amendment is as follows:

RESOLVED,  that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "First and Fourth                               ” so that, as amended, said Article shall be and read as follows:

First: The name of this Delaware corporation is: Genesis Group Holdings, Inc.
Fourth: The Corporation is authorized to have outstanding at any time to Five Hundred Million (500,000,000) shares of Common Stock with no preemptive rights, par value $0.0001  per share. In addition, the Corporation is authorized Fifty Million (50,000,000) shares of “blank check” preferred stock, par value of$0.0001 per share, the terms of which may be established by the Board of Directors of the Company without approval of the stockholders.

SECOND:    That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation  Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:   That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS  WHEREOF, said corporation has signed this 4th day of September, 2008.

By:	Jeffrey Glick
Authorized Officer
Title:	CEO & CFO

Name:	Jeffrey Glick
Print or Type

State of Delaware Secretary of State Division of Corporations Delivered 12:04 PM 01/10/2013 FILED 12:04 PM 01/10/2013 SRV 130033740 - 3131825 FILE

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
GENESIS GROUP HOLDINGS, INC.

Genesis Group Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, (the "Corporation") does hereby certify as follows:

FIRST: The name of this corporation is Genesis Group Holdings, Inc.

SECOND: The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was November 24, 1999 (as i - RealtyAuction.com, Inc.) and which has been amended from time to time (as amended to date, the "Certificate of Incorporation").

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Certificate of Incorporation as follows:

A.	Article First of the Certificate of Incorporation is hereby deleted and replaced with the following:

"The name of this corporation is InterCloud Systems, Inc."

B.	Article Fourth of the Certificate of Incorporation is hereby amended to provide that:

Effective as of 12:01 am eastern time on January 1 I, 2013, a 1 for 125 reverse split of the outstanding Common Stock of the Corporation shall occur pursuant to which (i) each 125 shares of outstanding Common Stock of the Corporation shall be converted into I share of Common Stock (the "Reverse Split"). The Reverse Split shall, not affect the number of authorized shares of Common Stock or Preferred Stock of the Corporation or the par value per share of the Common Stock or Preferred Stock, such that immediately after the Reverse Split the total number of shares of all classes of capital stock that the Corporation is authorized to issue will be 550,000,000, of which 500,000,000 shall be Common Stock having a par value per share of $0.0001 and of which 50,000,000 shall be Preferred Stock having a par value per share of $0.0001. Fractional shares of Common Stock will not be issued as a result of the Reverse Split, but instead, the Corporation will pay each holder of a fractional interest (after aggregating all fractional interests of such holder) an amount in cash equal to the value of such remaining fractional interest upon the surrender to the Corporation's transfer agent of certificates representing such shares. The cash payment will be equal to the fraction to which the stockholder otherwise would be entitled, multiplied by the average closing sale prices of old shares (as adjusted to reflect the Reverse Split) for the 20 trading days immediately before the Effective Date, as reported by the OTC-BB (or such other exchange or trading system on which the Common Stock is then traded). If such price or prices are not available, the fractional share payments will be based on the average of the last bid and ask prices of old shares for such days, in each case as officially reported by the OTC-13B (or such other exchange or trading system on which the Common Stock is then traded), or other such process as determined by the Board of Directors. The ownership of a fractional share will not give the holder thereof any voting, dividend, or other rights except to receive payment therefore described herein. Except as set forth

C.	The Certificate of Incorporation is hereby amended to add a new Article Eighth which reads as follows:

EIGHTH: After June 30, 2014, stockholders shall not be entitled to act by written consent (including electronic transmission) and no action shall be taken by stockholders of the Corporation except at an annual or special meeting of stockholders.

D.	The Certificate of Incorporation is hereby amended to add a new Article Ninth which reads as follows:

NINTH: Special meetings of stockholders may only be called by the Corporation's board of directors, the Chairman of the board of directors, the President or the Chief Executive Officer.

E.	The Certificate of Incorporation is hereby amended to add a new Article Tenth which reads as follows:

TENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law; and (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares or capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this paragraph.

F.	The Certificate of Incorporation is hereby amended to add a new Article Eleventh which reads as follows:

ELEVENTH: The directors of the Corporation shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall initially be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the filing date of this Certificate of Amendment (the "Filing Date"), the term of office of the Class I directors shall expire and the Class I directors shall be elected for a full term o f three years. At the second annual meeting of stockholders following the Filing Date, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Filing Date, the term of office of the Class HI directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing, each director shall serve until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

G.	Article Fifth of the Certificate of Incorporation is hereby deleted and replaced with the following:

"The liability of a director of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. The Corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law. Any repeal of this paragraph shall be prospective and shall not affect the rights under this paragraph in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification"

H.	The Certificate of Incorporation is hereby amended to add a new Article Twelfth which reads as follows:

TWELFTH: Notwithstanding any other provisions of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders any of any particular class or series of the Corporation's capital stock required by law or by the Certificate of Incorporation, as amended from time to time, or any certificate of designation with respect to a series of Preferred Stock, any amendment or repeal of the provisions of paragraphs C-I of this article THIRD of this Certificate of Amendment shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.

I.	The Certificate of Incorporation is hereby amended to add a new Article Thirteenthwhich reads as follows:

THIRTEENTH: The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation as in effect from time to time. The stockholders also have the power to adopt, amend or repeal the Bylaws of the Corporation as in effect from time to time, subject to any restrictions that may be set forth in the Certificate of Incorporation as amended from time to time (including by any certificate of designation); provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or the Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws of the Corporation.

FOURTH: This Certificate of Amendment has been duly adopted and approved by the Board of Directors.

FIFTH: This Certificate of Amendment has been duly adopted in accordance with section 242 of the DGCL. The effective time of the amendments herein certified shall be 12:01 am eastern time on January 11, 2013.

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IN WITNESS WHEREOF, Genesis Group Holdings, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer on January 10, 2013.

GENESIS GROUP HOLDINGS, INC.

By:	/s/ Mark Munro
Name: Mark Munro Title: Chief Executive OfficerName

[Signature Page to Certificate of Amendment of Genesis Group Holdings, Inc.]

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
INTERCLOUD SYSTEMS, INC.

InterCloud Systems, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The name of this corporation is InterCloud Systems, Inc.

SECOND: The date of filing of the Corporation’s original certificate of incorporation with the Secretary of State of the State of Delaware was  November 24, 1999 (as i-RealtyAuction.com, Inc.) and which has been amended from time to time (as amended to date, the “Certificate of Incorporation”).

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the DGCL, adopted resolutions to amend the Certificate of Incorporation as follows:

Article Fourth of the Certificate of Incorporation is hereby amended to replace the existing Article Fourth:

Effective as of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, a one (1) for four (4) reverse split of the outstanding Common Stock of the Corporation shall occur pursuant to which (i) every four (4) shares of outstanding Common Stock of the Corporation shall be converted into one (1) share of Common Stock (the “Reverse Split”).  The Reverse Split shall not affect the number of authorized shares of Common Stock or Preferred Stock of the Corporation or the par value per share of the Common Stock or Preferred Stock, such that immediately after the Reverse Split the total number of shares of all classes of capital stock that the Corporation is authorized to issue will be 550,000,000, of which 500,000,000 shall be Common Stock having a par value per share of $0.0001 and of which 50,000,000 shall be Preferred Stock having a par value per share of $0.0001.  No fractional share shall be issued in connection with the foregoing combination; all shares of Common Stock that are held by a stockholder will be aggregated and each stockholder shall be entitled to receive the number of whole shares resulting from the combination of the shares so aggregated. Any fractions resulting from the Reverse Split computation shall be rounded up to the next whole share.  Except as set forth above in this paragraph, Article Fourth of the Certificate of Incorporation remains in full force and effect.

FOURTH: This Certificate of Amendment has been duly adopted and approved by the Board of Directors.

FIFTH: This Certificate of Amendment has been duly adopted in accordance with section 242 of the DGCL.

IN WITNESS WHEREOF, InterCloud Systems, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer on July 30, 2013.

INTERCLOUD SYSTEMS, INC.

By:	/s/ Mark Munro
Name: Mark Munro
Title: Chief Executive Officer